Exhibit 99.1

Unaudited Attributed Financial Information for Tracking Stock Groups

The following tables present our assets and liabilities as of June 30, 2024 and revenue and expenses for the three and six months ended June 30, 2024 and 2023 and cash flows for the six months ended June 30, 2024 and 2023. The tables further present our assets, liabilities, revenue, expenses and cash flows that are intended to be attributed to the Liberty SiriusXM Group, the Liberty Formula One Group (the “Formula One Group”), the Liberty Live Group and the Liberty Braves Group (the “Braves Group”) (prior to the Split-Off, as defined in note 1), respectively. The Reclassification, as described in note 1, is reflected in the attributed financial statements on a prospective basis from August 3, 2023. The financial information should be read in conjunction with our condensed consolidated financial statements for the six months ended June 30, 2024 included in this Quarterly Report on Form 10-Q.

Notwithstanding the following attribution of assets, liabilities, revenue, expenses and cash flows to the Liberty SiriusXM Group, the Formula One Group, the Liberty Live Group and the Braves Group (prior to the Split-Off, as defined in note 1), our tracking stock capital structure does not affect the ownership or the respective legal title to our assets or responsibility for our liabilities. We and our subsidiaries are each responsible for our respective liabilities. Holders of Liberty SiriusXM common stock, Liberty Formula One common stock and Liberty Live common stock are holders of our common stock and are subject to risks associated with an investment in our company and all of our businesses, assets and liabilities. The issuance of Liberty SiriusXM common stock, Liberty Formula One common stock and Liberty Live common stock does not affect the rights of our creditors.

SUMMARY ATTRIBUTED FINANCIAL DATA

Liberty SiriusXM Group

Summary Balance Sheet Data:

	June 30,	December 31,
	2024	2023

	amounts in millions
Cash and cash equivalents	$188	306
Investments in affiliates, accounted for using the equity method	$1,601	715
Intangible assets not subject to amortization	$25,051	25,051
Intangible assets subject to amortization, net	$1,001	1,014
Total assets	$30,821	29,901
Deferred revenue	$1,128	1,195
Long-term debt, including current portion	$10,813	11,137
Deferred tax liabilities	$2,371	2,245
Attributed net assets	$10,682	10,165
Noncontrolling interest	$3,124	3,026

Summary Statement of Operations Data:

	Three months ended		Six months ended
	June 30,		June 30,
	2024	2023	2024	2023

	amounts in millions
Revenue	$2,178	2,250	4,340	4,394
Cost of Sirius XM Holdings services (1)	$(1,023)	(1,063)	(2,060)	(2,087)
Other operating expenses (1)	$(71)	(83)	(157)	(162)
Selling, general and administrative expense (1)	$(361)	(387)	(733)	(772)
Operating income (loss)	$471	452	880	825
Interest expense	$(126)	(137)	(255)	(273)
Income tax (expense) benefit	$(81)	(46)	(149)	(115)
Net earnings (loss) attributable to noncontrolling interests	$50	51	92	88
Earnings (loss) attributable to Liberty stockholders	$299	166	498	349
(1)	Includes stock-based compensation expense as follows:

	Three months ended		Six months ended
	June 30,		June 30,
	2024	2023	2024	2023

	amounts in millions
Cost of services	$11	11	22	20
Other operating expenses	11	11	23	22
Selling, general and administrative expense	26	24	51	52
	$48	46	96	94

Formula One Group

Summary Balance Sheet Data:

	June 30,	December 31,
	2024	2023

	amounts in millions
Cash and cash equivalents	$1,491	1,408
Investments in affiliates, accounted for using the equity method	$37	41
Intangible assets not subject to amortization	$4,191	3,956
Intangible assets subject to amortization, net	$2,827	2,858
Total assets	$10,810	10,267
Long-term debt, including current portion	$2,912	2,906
Attributed net assets	$6,548	6,419

Summary Statement of Operations Data:

	Three months ended		Six months ended
	June 30,		June 30,
	2024	2023	2024	2023

	amounts in millions
Revenue	$988	724	1,575	1,105
Cost of Formula 1 revenue	$(639)	(519)	(918)	(725)
Selling, general and administrative expense (1)	$(91)	(69)	(182)	(144)
Operating income (loss)	$59	52	154	68
Interest expense	$(53)	(54)	(108)	(105)
Share of earnings (losses) of affiliates, net	$(2)	(1)	(5)	(3)
Realized and unrealized gains (losses) on financial instruments, net	$(1)	64	47	17
Unrealized gains (losses) on intergroup interest	$—	40	—	(1)
Income tax (expense) benefit	$1	(10)	(22)	(4)
Earnings (loss) attributable to Liberty stockholders	$24	116	101	7
(1)	Includes stock-based compensation of $6 million and $5 million for the three months ended June 30, 2024 and 2023, respectively, and $18 million and $10 million for the six months ended June 30, 2024 and 2023, respectively.

Liberty Live Group

Summary Balance Sheet Data:

	June 30,	December 31,
	2024	2023

	amounts in millions
Cash and cash equivalents	$406	305
Investments in affiliates, accounted for using the equity method	$345	333
Total assets	$1,000	1,162
Long-term debt, including current portion	$1,303	1,317
Attributed net assets	$(170)	(188)

Summary Statement of Operations Data:

	Three months ended		Six months ended
	June 30,		June 30,
	2024	2023	2024	2023
Selling, general and administrative expense (1)	$(2)	NA	(4)	NA
Operating income (loss)	$(2)	NA	(4)	NA
Share of earnings (losses) of affiliates, net	$85	NA	64	NA
Income tax (expense) benefit	$(36)	NA	(16)	NA
Earnings (loss) attributable to Liberty stockholders	$134	NA	61	NA
(1)	Includes stock-based compensation expense of $1 million and $2 million for the three and six months ended June 30, 2024, respectively.

BALANCE SHEET INFORMATION

June 30, 2024

(unaudited)

	Attributed (note 1)
	Liberty		Liberty
	SiriusXM	Formula One	Live	Inter-Group	Consolidated
	Group	Group	Group	Eliminations	Liberty

	amounts in millions
Assets
Current assets:
Cash and cash equivalents	$188	1,491	406	—	2,085
Trade and other receivables, net	644	182	—	—	826
Other current assets	365	363	—	—	728
Total current assets	1,197	2,036	406	—	3,639
Investments in affiliates, accounted for using the equity method (note 1)	1,601	37	345	—	1,983

Property and equipment, at cost	3,299	991	—	—	4,290
Accumulated depreciation	(2,001)	(166)	—	—	(2,167)
	1,298	825	—	—	2,123

Intangible assets not subject to amortization
Goodwill	15,209	4,191	—	—	19,400
FCC licenses	8,600	—	—	—	8,600
Other	1,242	—	—	—	1,242
	25,051	4,191	—	—	29,242
Intangible assets subject to amortization, net	1,001	2,827	—	—	3,828
Other assets	673	894	249	1	1,817
Total assets	$30,821	10,810	1,000	1	42,632

Liabilities and Equity
Current liabilities:
Intergroup payable (receivable) (note 3)	$38	(44)	6	—	—
Accounts payable and accrued liabilities	1,296	472	—	—	1,768
Current portion of debt	581	37	67	—	685
Deferred revenue	1,128	712	—	—	1,840
Other current liabilities	142	37	—	—	179
Total current liabilities	3,185	1,214	73	—	4,472
Long-term debt (note 1)	10,232	2,875	1,236	—	14,343
Deferred income tax liabilities	2,371	—	(162)	1	2,210
Other liabilities	1,227	173	—	—	1,400
Total liabilities	17,015	4,262	1,147	1	22,425
Equity / Attributed net assets	10,682	6,548	(170)	—	17,060
Noncontrolling interests in equity of subsidiaries	3,124	—	23	—	3,147
Total liabilities and equity	$30,821	10,810	1,000	1	42,632

STATEMENT OF OPERATIONS INFORMATION

Three months ended June 30, 2024

(unaudited)

	Attributed (note 1)
	Liberty		Liberty
	SiriusXM	Formula One	Live	Consolidated
	Group	Group	Group	Liberty

	amounts in millions
Revenue:
Sirius XM Holdings revenue	$2,178	—	—	2,178
Formula 1 revenue	—	853	—	853
Other revenue	—	135	—	135
Total revenue	2,178	988	—	3,166
Operating costs and expenses, including stock-based compensation (note 2):
Cost of Sirius XM Holdings services (exclusive of depreciation shown separately below):
Revenue share and royalties	708	—	—	708
Programming and content	148	—	—	148
Customer service and billing	108	—	—	108
Other	59	—	—	59
Cost of Formula 1 revenue (exclusive of depreciation shown separately below)	—	639	—	639
Other cost of sales	—	94	—	94
Subscriber acquisition costs	92	—	—	92
Other operating expenses	71	5	—	76
Selling, general and administrative	361	91	2	454
Impairment, restructuring and acquisition costs	4	11	—	15
Depreciation and amortization	156	89	—	245
	1,707	929	2	2,638
Operating income (loss)	471	59	(2)	528
Other income (expense):
Interest expense	(126)	(53)	(7)	(186)
Share of earnings (losses) of affiliates, net	1	(2)	85	84
Realized and unrealized gains (losses) on financial instruments, net	82	(1)	88	169
Other, net	2	20	6	28
	(41)	(36)	172	95
Earnings (loss) before income taxes	430	23	170	623
Income tax (expense) benefit	(81)	1	(36)	(116)
Net earnings (loss)	349	24	134	507
Less net earnings (loss) attributable to the noncontrolling interests	50	—	—	50
Net earnings (loss) attributable to Liberty stockholders	$299	24	134	457

STATEMENT OF OPERATIONS INFORMATION

Six months ended June 30, 2024

(unaudited)

	Attributed (note 1)
	Liberty		Liberty
	SiriusXM	Formula One	Live	Consolidated
	Group	Group	Group	Liberty

	amounts in millions
Revenue:
Sirius XM Holdings revenue	$4,340	—	—	4,340
Formula 1 revenue	—	1,403	—	1,403
Other revenue	—	172	—	172
Total revenue	4,340	1,575	—	5,915
Operating costs and expenses, including stock-based compensation (note 2):
Cost of Sirius XM Holdings services (exclusive of depreciation shown separately below):
Revenue share and royalties	1,411	—	—	1,411
Programming and content	305	—	—	305
Customer service and billing	224	—	—	224
Other	120	—	—	120
Cost of Formula 1 revenue (exclusive of depreciation shown separately below)	—	918	—	918
Other cost of sales	—	120	—	120
Subscriber acquisition costs	182	—	—	182
Other operating expenses	157	6	—	163
Selling, general and administrative	733	182	4	919
Impairment, restructuring and acquisition costs	17	20	—	37
Depreciation and amortization	311	175	—	486
	3,460	1,421	4	4,885
Operating income (loss)	880	154	(4)	1,030
Other income (expense):
Interest expense	(255)	(108)	(14)	(377)
Share of earnings (losses) of affiliates, net	6	(5)	64	65
Realized and unrealized gains (losses) on financial instruments, net	100	47	19	166
Other, net	8	35	12	55
	(141)	(31)	81	(91)
Earnings (loss) before income taxes	739	123	77	939
Income tax (expense) benefit	(149)	(22)	(16)	(187)
Net earnings (loss)	590	101	61	752
Less net earnings (loss) attributable to the noncontrolling interests	92	—	—	92
Net earnings (loss) attributable to Liberty stockholders	$498	101	61	660

STATEMENT OF OPERATIONS INFORMATION

Three months ended June 30, 2023

(unaudited)

	Attributed (note 1)
	Liberty
	SiriusXM	Formula One	Braves	Consolidated
	Group	Group	Group	Liberty

	amounts in millions
Revenue:
Sirius XM Holdings revenue	$2,250	—	—	2,250
Formula 1 revenue	—	724	—	724
Other revenue	—	—	270	270
Total revenue	2,250	724	270	3,244
Operating costs and expenses, including stock-based compensation (note 2):
Cost of Sirius XM Holdings services (exclusive of depreciation shown separately below):
Revenue share and royalties	732	—	—	732
Programming and content	153	—	—	153
Customer service and billing	124	—	—	124
Other	54	—	—	54
Cost of Formula 1 revenue (exclusive of depreciation shown separately below)	—	519	—	519
Subscriber acquisition costs	93	—	—	93
Other operating expenses	83	—	197	280
Selling, general and administrative	387	69	34	490
Impairment, restructuring and acquisition costs	18	—	1	19
Depreciation and amortization	154	84	19	257
	1,798	672	251	2,721
Operating income (loss)	452	52	19	523
Other income (expense):
Interest expense	(137)	(54)	(9)	(200)
Share of earnings (losses) of affiliates, net	79	(1)	12	90
Realized and unrealized gains (losses) on financial instruments, net	(164)	64	4	(96)
Unrealized gains (losses) on intergroup interests (note 1)	10	40	(50)	—
Other, net	23	24	3	50
	(189)	73	(40)	(156)
Earnings (loss) before income taxes	263	125	(21)	367
Income tax (expense) benefit	(46)	(10)	(8)	(64)
Net earnings (loss)	217	115	(29)	303
Less net earnings (loss) attributable to the noncontrolling interests	51	(1)	—	50
Net earnings (loss) attributable to Liberty stockholders	$166	116	(29)	253

STATEMENT OF OPERATIONS INFORMATION

Six months ended June 30, 2023

(unaudited)

	Attributed (note 1)
	Liberty
	SiriusXM	Formula One	Braves	Consolidated
	Group	Group	Group	Liberty

	amounts in millions
Revenue:
Sirius XM Holdings revenue	$4,394	—	—	4,394
Formula 1 revenue	—	1,105	—	1,105
Other revenue	—	—	301	301
Total revenue	4,394	1,105	301	5,800
Operating costs and expenses, including stock-based compensation (note 2):
Cost of Sirius XM Holdings services (exclusive of depreciation shown separately below):
Revenue share and royalties	1,432	—	—	1,432
Programming and content	303	—	—	303
Customer service and billing	246	—	—	246
Other	106	—	—	106
Cost of Formula 1 revenue (exclusive of depreciation shown separately below)	—	725	—	725
Subscriber acquisition costs	183	—	—	183
Other operating expenses	162	—	236	398
Selling, general and administrative	772	144	60	976
Impairment, restructuring and acquisition costs	50	—	1	51
Depreciation and amortization	315	168	34	517
	3,569	1,037	331	4,937
Operating income (loss)	825	68	(30)	863
Other income (expense):
Interest expense	(273)	(105)	(18)	(396)
Share of earnings (losses) of affiliates, net	72	(3)	11	80
Realized and unrealized gains (losses) on financial instruments, net	(162)	17	3	(142)
Unrealized gains (losses) on intergroup interests (note 1)	64	(1)	(63)	—
Other, net	26	34	4	64
	(273)	(58)	(63)	(394)
Earnings (loss) before income taxes	552	10	(93)	469
Income tax (expense) benefit	(115)	(4)	5	(114)
Net earnings (loss)	437	6	(88)	355
Less net earnings (loss) attributable to the noncontrolling interests	88	(1)	—	87
Net earnings (loss) attributable to Liberty stockholders	$349	7	(88)	268

STATEMENT OF CASH FLOWS INFORMATION

Six months ended June 30, 2024

(unaudited)

	Attributed (note 1)
	Liberty		Liberty
	SiriusXM	Formula One	Live	Consolidated
	Group	Group	Group	Liberty

	amounts in millions
Cash flows from operating activities:
Net earnings (loss)	$590	101	61	752
Adjustments to reconcile net earnings (loss) to net cash provided by operating activities:
Depreciation and amortization	311	175	—	486
Stock-based compensation	96	18	2	116
Non-cash impairment and restructuring costs	1	—	—	1
Share of (earnings) loss of affiliates, net	(6)	5	(64)	(65)
Realized and unrealized (gains) losses on financial instruments, net	(100)	(47)	(19)	(166)
Deferred income tax expense (benefit)	(19)	2	13	(4)
Intergroup tax allocation	59	(62)	3	—
Intergroup tax (payments) receipts	(83)	80	3	—
Other charges (credits), net	73	5	(4)	74
Changes in operating assets and liabilities
Current and other assets	74	(79)	2	(3)
Payables and other liabilities	(243)	203	(4)	(44)
Net cash provided (used) by operating activities	753	401	(7)	1,147
Cash flows from investing activities:
Investments in equity method affiliates and debt and equity securities	(202)	(1)	—	(203)
Cash proceeds from dispositions	—	—	107	107
Cash (paid) received for acquisitions, net of cash acquired	—	(205)	—	(205)
Capital expended for property and equipment, including internal-use software and website development	(347)	(40)	—	(387)
Other investing activities, net	(1)	(62)	1	(62)
Net cash provided (used) by investing activities	(550)	(308)	108	(750)
Cash flows from financing activities:
Borrowings of debt	1,352	10	—	1,362
Repayments of debt	(1,605)	(31)	—	(1,636)
Cash dividends paid by subsidiary	(34)	—	—	(34)
Taxes paid in lieu of shares issued for stock-based compensation	(23)	(7)	(1)	(31)
Other financing activities, net	(4)	34	1	31
Net cash provided (used) by financing activities	(314)	6	—	(308)
Effect of foreign exchange rate changes on cash, cash equivalents and restricted cash	—	(8)	—	(8)
Net increase (decrease) in cash, cash equivalents and restricted cash	(111)	91	101	81
Cash, cash equivalents and restricted cash at beginning of period	315	1,408	305	2,028
Cash, cash equivalents and restricted cash at end of period	$204	1,499	406	2,109

STATEMENT OF CASH FLOWS INFORMATION

Six months ended June 30, 2023

(unaudited)

	Attributed (note 1)
	Liberty
	SiriusXM	Formula One	Braves	Consolidated
	Group	Group	Group	Liberty

	amounts in millions
Cash flows from operating activities:
Net earnings (loss)	$437	6	(88)	355
Adjustments to reconcile net earnings (loss) to net cash provided by operating activities:
Depreciation and amortization	315	168	34	517
Stock-based compensation	94	10	6	110
Non-cash impairment and restructuring costs	21	—	—	21
Share of (earnings) loss of affiliates, net	(72)	3	(11)	(80)
Unrealized (gains) losses on intergroup interests, net	(64)	1	63	—
Realized and unrealized (gains) losses on financial instruments, net	162	(17)	(3)	142
Deferred income tax expense (benefit)	(33)	1	(3)	(35)
Intergroup tax allocation	86	(84)	(2)	—
Intergroup tax (payments) receipts	(33)	36	(3)	—
Other charges (credits), net	(12)	—	4	(8)
Changes in operating assets and liabilities
Current and other assets	1	(91)	(5)	(95)
Payables and other liabilities	(48)	275	44	271
Net cash provided (used) by operating activities	854	308	36	1,198
Cash flows from investing activities:
Investments in equity method affiliates and debt and equity securities	(41)	(173)	—	(214)
Cash proceeds from dispositions	(1)	68	—	67
Capital expended for property and equipment, including internal-use software and website development	(334)	(180)	(30)	(544)
Other investing activities, net	(1)	(19)	—	(20)
Net cash provided (used) by investing activities	(377)	(304)	(30)	(711)
Cash flows from financing activities:
Borrowings of debt	2,048	—	16	2,064
Repayments of debt	(2,563)	(59)	(19)	(2,641)
Settlement of intergroup interests	202	(202)	—	—
Subsidiary shares repurchased by subsidiary	(199)	—	—	(199)
Cash dividends paid by subsidiary	(33)	—	—	(33)
Taxes paid in lieu of shares issued for stock-based compensation	(19)	(8)	(1)	(28)
Other financing activities, net	36	19	8	63
Net cash provided (used) by financing activities	(528)	(250)	4	(774)
Effect of foreign exchange rate changes on cash, cash equivalents and restricted cash	—	2	—	2
Net increase (decrease) in cash, cash equivalents and restricted cash	(51)	(244)	10	(285)
Cash, cash equivalents and restricted cash at beginning of period	370	1,733	173	2,276
Cash, cash equivalents and restricted cash at end of period	$319	1,489	183	1,991

Notes to Attributed Financial Information (Continued)

(unaudited)

(1)	A tracking stock is a type of common stock that the issuing company intends to reflect or "track" the economic performance of a particular business or "group," rather than the economic performance of the company as a whole.

On July 18, 2023, the Company completed the split-off (the “Split-Off”) of its wholly owned subsidiary, Atlanta Braves Holdings, Inc (“Atlanta Braves Holdings”). The Split-Off was accomplished by a redemption by the Company of each outstanding share of Liberty Braves common stock in exchange for one share of the corresponding series of Atlanta Braves Holdings common stock. Atlanta Braves Holdings is comprised of the businesses, assets and liabilities attributed to the Braves Group immediately prior to the Split-Off, except for the intergroup interests in the Braves Group attributed to the Liberty SiriusXM Group and the Formula One Group, which were settled and extinguished in connection with the Split-Off.

On August 3, 2023, the Company reclassified its then-outstanding shares of common stock into three new tracking stocks — Liberty SiriusXM common stock, Liberty Formula One common stock and Liberty Live common stock, and, in connection therewith, provided for the attribution of the businesses, assets and liabilities of the Company’s remaining tracking stock groups among its newly created Liberty SiriusXM Group, Formula One Group and Liberty Live Group (the “Reclassification”). As a result of the Reclassification, each then-outstanding share of Liberty SiriusXM common stock was reclassified into one share of the corresponding series of new Liberty SiriusXM common stock and 0.2500 of a share of the corresponding series of Liberty Live common stock and each outstanding share of Liberty Formula One common stock was reclassified into one share of the corresponding series of new Liberty Formula One common stock and 0.0428 of a share of the corresponding series of Liberty Live common stock.

Each of the Split-Off and the Reclassification were intended to be tax-free to stockholders of the Company, except with respect to the receipt of cash in lieu of fractional shares. In July 2024, the IRS completed its review of the Reclassification and notified the Company that it agreed with the nontaxable characterization of the transaction. The Split-Off and the Reclassification are reflected in the Company’s consolidated financial statements and these attributed financial statements on a prospective basis.

While the Liberty SiriusXM Group, Formula One Group and Liberty Live Group have separate collections of businesses, assets and liabilities attributed to them, no group is a separate legal entity and therefore cannot own assets, issue securities or enter into legally binding agreements. Holders of tracking stock have no direct claim to the group's stock or assets and therefore, do not own, by virtue of their ownership of a Liberty tracking stock, any equity or voting interest in a public company, such as Sirius XM Holdings Inc. (“Sirius XM Holdings”), in which Liberty holds an interest and that is attributed to a Liberty tracking stock group, the Liberty SiriusXM Group. Holders of tracking stock are also not represented by separate boards of directors. Instead, holders of tracking stock are stockholders of the parent corporation, with a single board of directors and subject to all of the risks and liabilities of the parent corporation.

As of June 30, 2024, the Liberty SiriusXM Group was primarily comprised of Liberty’s interest in Sirius XM Holdings, corporate cash, Liberty’s 3.75% Convertible Senior Notes due 2028, Liberty’s 2.75% Exchangeable Senior Debentures due 2049 and a margin loan obligation incurred by a wholly-owned special purpose subsidiary of Liberty. As of June 30, 2024, the Liberty SiriusXM Group had cash and cash equivalents of approximately $188 million, which included $100 million of subsidiary cash.

As of June 30, 2024, the Formula One Group was primarily comprised of Liberty’s interests in Formula 1 and QuintEvents, LLC, cash and Liberty’s 2.25% Convertible Senior Notes due 2027. As of June 30, 2024, the Formula One Group had cash and cash equivalents of approximately $1,491 million, which included $1,303 million of subsidiary cash.

As of June 30, 2024, the Liberty Live Group is primarily comprised of Liberty’s interest in Live Nation Entertainment, Inc., cash, certain public and private assets, Liberty’s 0.5% Exchangeable Senior Debentures due 2050, Liberty’s 2.375% Exchangeable Senior Debentures due 2053 and a margin loan obligation incurred by a wholly-owned special purpose subsidiary of Liberty.

Notes to Attributed Financial Information (Continued)

(unaudited)

Prior to the Split-Off, the Braves Group was primarily comprised of Braves Holdings, which indirectly owns the Atlanta Braves Major League Baseball Club (“ANLBC”) and certain assets and liabilities associated with ANLBC’s stadium and mixed-use development and cash.

As of December 31, 2022, 6,792,903 notional shares represented an 11.0% intergroup interest in the Braves Group previously held by the Formula One Group, 1,811,066 notional shares represented a 2.9% intergroup interest in the Braves Group previously held by the Liberty SiriusXM Group and 4,165,288 notional shares represented a 1.7% intergroup interest in the Formula One Group previously held by the Liberty SiriusXM Group.

The intergroup interests represented quasi-equity interests which were not represented by outstanding shares of common stock; rather, the Formula One Group and Liberty SiriusXM Group had attributed interests in the Braves Group, which were generally stated in terms of a number of shares of Liberty Braves common stock, and the Liberty SiriusXM Group also had an attributed interest in the Formula One Group, which was generally stated in terms of a number of shares of Liberty Formula One common stock. Each reporting period, the notional shares representing the intergroup interests were marked to fair value. The changes in fair value were recorded in the Unrealized gain (loss) on intergroup interests line item in the unaudited attributed condensed consolidated statements of operations.

The Braves Group intergroup interests attributable to the Formula One Group and the Liberty SiriusXM Group were reflected in the Investment in intergroup interests line item, and the Braves Group liabilities for the intergroup interests were reflected in the Redeemable intergroup interests line item in the unaudited attributed condensed consolidated balance sheets. Similarly, the Formula One Group intergroup interest attributable to the Liberty SiriusXM Group was reflected in the Investment in intergroup interests line item, and the Formula One Group liability for the intergroup interest was reflected in the Redeemable intergroup interests line item in the unaudited attributed condensed consolidated balance sheets. Both accounts were presented as noncurrent, as cash settlement of the intergroup interests was not required. Appropriate eliminating entries were recorded in the Company’s condensed consolidated financial statements.

During March 2023, the Formula One Group paid approximately $202 million to the Liberty SiriusXM Group to settle a portion of the intergroup interest in the Formula One Group held by the Liberty SiriusXM Group, as a result of the repurchase of a portion of Liberty’s 1.375% Cash Convertible Notes due 2023. On July 12, 2023, the Formula One Group paid approximately $71 million to the Liberty SiriusXM Group to settle and extinguish the remaining intergroup interest in the Formula One Group held by the Liberty SiriusXM Group.

In connection with the Split-Off, the intergroup interests in the Braves Group attributed to the Liberty SiriusXM Group and Formula One Group were settled and extinguished through the attribution, to the respective tracking stock group, of Atlanta Braves Holdings Series C common stock on a one-for-one basis equal to the number of notional shares representing the intergroup interest. On July 19, 2023, the shares of Atlanta Braves Holdings Series C common stock attributed to the Formula One Group to settle and extinguish the intergroup interest in connection with the Split-Off were distributed on a pro rata basis to holders of Liberty Formula One common stock. During November 2023, Liberty exchanged the shares of Atlanta Braves Holdings Series C common stock attributed to the Liberty SiriusXM Group with a third party to satisfy certain debt obligations attributed to the Liberty SiriusXM Group.

On December 11, 2023, Liberty entered into definitive agreements, subject to the terms thereof, to redeem each outstanding share of its Liberty SiriusXM common stock in exchange for a number of shares of common stock of a newly formed entity (the “Liberty Sirius XM Holdings Split-Off”), Liberty Sirius XM Holdings Inc. (“Liberty Sirius XM Holdings”) equal to the Exchange Ratio (as defined in the Reorganization Agreement, dated as of December 11, 2023, and as amended by the First Amendment to the Reorganization Agreement, dated as of June 16, 2024, in each case, by and among Liberty, Liberty Sirius XM Holdings and Sirius XM Holdings (as may be amended from time to time, the “Reorganization Agreement”)). The Exchange Ratio will be calculated prior to the effective time of the redemption and is estimated to be approximately 0.83 of a share of Liberty Sirius XM Holdings common stock. Liberty Sirius XM Holdings will be comprised of the businesses, assets and liabilities attributed to the Liberty SiriusXM Group. The Liberty Sirius XM Holdings Split-Off is intended to be tax-free to holders of Liberty SiriusXM common stock (except with respect to cash received in

Notes to Attributed Financial Information (Continued)

(unaudited)

lieu of fractional shares) and the completion of the Liberty Sirius XM Holdings Split-Off will be subject to various conditions, including the receipt of opinions of tax counsel. On December 11, 2023, Liberty also entered into an Agreement and Plan of Merger (as amended by the First Amendment to the Agreement and Plan of Merger, dated as of June 16, 2024), pursuant to which Radio Merger Sub, LLC, a wholly owned subsidiary of Liberty Sirius XM Holdings, will merge with and into Sirius XM Holdings, with Sirius XM Holdings surviving the merger as a wholly owned subsidiary of Liberty Sirius XM Holdings (the “Merger” and, together with the Liberty Sirius XM Holdings Split-Off, the “Transactions”), subject to the satisfaction of certain conditions. The Merger is dependent and conditioned on the approval and completion of the Liberty Sirius XM Holdings Split-Off, and the Merger will not be completed unless the Liberty Sirius XM Holdings Split-Off is completed. If the Liberty Sirius XM Holdings Split-Off is completed, the Merger will also be completed. Subject to the satisfaction of various conditions, the Company expects to complete the Transactions on September 9, 2024.

For information relating to investments in affiliates accounted for using the equity method and debt, see notes 6 and 7, respectively, of the accompanying condensed consolidated financial statements.

(2)	Cash compensation expense for our corporate employees is allocated among the Liberty SiriusXM Group, the Formula One Group and Liberty Live Group and was allocated to the Braves Group prior to the Split-Off, based on the estimated percentage of time spent providing services for each group. On an annual basis, estimated time spent is determined through an interview process and a review of personnel duties unless transactions significantly change the composition of companies and investments in either respective group which would require a timelier reevaluation of estimated time spent. Other general and administrative expenses are charged directly to the groups whenever possible and are otherwise allocated based on estimated usage or some other reasonably determined methodology. Stock compensation related to each tracking stock is calculated based on actual awards outstanding.

While we believe that this allocation method is reasonable and fair to each group, we may elect to change the allocation methodology or percentages used to allocate general and administrative expenses in the future.

(3)	The intergroup balance at June 30, 2024 and December 31, 2023 is primarily a result of timing of tax benefits.
(4)	The Liberty SiriusXM common stock, Liberty Formula One common stock and Liberty Live common stock have voting and conversion rights under our restated charter. Following is a summary of those rights. Holders of Series A common stock of each group are entitled to one vote per share, and holders of Series B common stock of each group are entitled to ten votes per share. Holders of Series C common stock of each group are entitled to 1/100th of a vote per share in certain limited cases and will otherwise not be entitled to vote. In general, holders of Series A and Series B common stock vote as a single class. In certain limited circumstances, the board may elect to seek the approval of the holders of only Series A and Series B Liberty SiriusXM common stock, only Series A and Series B Liberty Formula One common stock, or only Series A and Series B Liberty Live common stock.

At the option of the holder, each share of Series B common stock of each group will be converted into one share of Series A common stock of the same group. At the discretion of our board, the common stock related to one group may be converted into common stock of the same series that is related to another other group.